Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr.	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES COMPLETES OFFERING OF $200 MILLION
6.50% SENIOR NOTES DUE 2019
ANNOUNCES INITIAL SETTLEMENT OF ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 6.25% SENIOR
NOTES DUE 2013 AND CALLS REMAINING NOTES FOR REDEMPTION
NEW ORLEANS, LA April 18, 2011 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) (the “Company”) announced today that it had completed its previously announced private offering of $200 million 6.50% Senior Notes due 2019 (the “Notes”). The Company also announced that it had accepted for purchase and payment (“Initial Settlement”) all of the approximately $194.2 million of its $200 million outstanding aggregate principal amount of 6.25% Senior Notes due 2013 (the “2013 Notes”) that were validly tendered prior to 5:00 p.m., New York City time, on April 15, 2011(the “Consent Deadline”) and not validly withdrawn pursuant to its previously announced cash tender offer and consent solicitation for the 2013 Notes, which commenced on April 4, 2011. Payment of the 2013 Notes pursuant to the Initial Settlement was made today and holders who tendered their 2013 Notes prior to the Consent Deadline will receive a consent payment of $10 per $1,000 principal amount of 2013 Notes validly tendered and accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration of $992.50 per $1,000 principal amount of 2013 Notes (the “Tender Offer Consideration”), plus accrued and unpaid interest, in accordance with the terms of the Company’s Offer to Purchase and Consent Solicitation Statement.
On April 15, 2011, the Company executed a supplemental indenture to the indenture governing the 2013 Notes which, among other things, eliminated substantially all of the restrictive covenants and certain event of default provisions. The supplemental indenture became operative upon Initial Settlement, and holders of 2013 Notes outstanding following Initial Settlement are subject to the terms of the supplemental indenture even though they did not consent to the amendments.
The tender offer and the consent solicitation will expire at 8:00 a.m., New York City time, on May 2, 2011, unless extended or terminated by the Company, and the final settlement date is expected to be the same day. Holders who validly tender their 2013 Notes after the Consent Deadline but before the expiration of the tender offer will not receive the Consent Payment, but will receive on the final settlement date the Tender Offer Consideration for 2013 Notes accepted for purchase in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement, together with accrued and unpaid interest.
The Company has called the remaining 2013 Notes for redemption on May 18, 2011 at a redemption price of 100.00% of their principal amount, plus accrued and unpaid interest to the redemption date.
The complete terms and conditions of the tender offer are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated April 4, 2011 copies of which may be obtained by contacting D. F. King & Co., Inc., the depositary and information agent for the Offer, at (888) 887-0082 (toll free) (banks and brokerage firms please call (212) 269-5550). The Company has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent for the tender offer. Additional information concerning the tender offer may be obtained by contacting BofA Merrill Lynch at (888) 292-0070 (U.S. toll-free) or (980) 388-9217 (collect).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any securities. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation Statement, which sets forth the complete terms and conditions of the tender offer and consent solicitation.

The Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.